UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2017

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

Item 1.02. Termination of a material Definitive Agreement

Item 3.02. Unregistered Sales of Equity Securities.

Cancellation of Investment Tranches under Securities Purchase Agreement

As reported in our Current Report on Form 8-K, dated March 28, 2017, Generex Biotechnology Corporation (the “Company”) entered into a securities purchase agreement with an investor pursuant to which the Company agreed to sell an aggregate of 109,000 shares of its newly designated non-voting Series H Convertible Preferred Stock (“Series H Preferred Stock”) and 6,000 shares of its newly designated Series I Convertible Preferred Stock (“Series I Preferred Stock”). On that date, the Company issued 3,000 shares of Series H Preferred Stock for a purchase price of $3,000,000.

Sale of the Series I Preferred Stock and subsequent tranches of Series H Preferred Stock were to take place on dates specified in the Securities Purchase Agreement. The closing for the sale of Series I Preferred Stock was scheduled to take place on April 17, 2017. The Purchaser failed to close that sale, despite the Company being ready, willing and able to proceed. Under the Securities Purchase Agreement, in the event the Purchaser failed to purchase 100% of the shares of Preferred Stock at any given Closing, the Purchaser lost its rights to purchase any other Preferred Stock under the Agreement. Our management made the determination that it was in the Company’s best interest to terminate the Purchaser’s rights and on April 23, 2017 the Company notified the Purchaser in writing that its rights to purchase additional shares were forfeit.

Conversion of Debt to Officers into Series I Preferred Stock

As previous reported, Joseph Moscato, the Company’s President & CEO and a Director, and Lawrence Salvo, the Company’s Senior Vice-President – Diagnostics and a Director, made personal unsecured cash advances to Company to permit it to pay the initial $500,000 deposit to Emmaus Life Sciences, Inc. under our Letter of Intent with Emmaus. Mr. Salvo and Mr. Moscato have made other advances to permit the Company to pay certain third party expenses in connection with the implementation of the Company’s repurposed business plan, including legal, accounting, transfer agent, Edgarization, and press release fees.

On April 26, 2017, our Board of Directors determined it appropriate to retire the Company’s indebtedness to Messrs. Moscato and Salvo by applying a 20% original issue discount to the aggregate amounts thereof and issuing shares of our Series I Convertible Preferred Stock in full and final satisfaction thereof.  The Board considered the 20% original issue discount a reasonable term as it is the same as original issue discount negotiated at arm’s length with Alpha Capital Anstalt in respect of the promissory note issued by the Company to Alpha on March 6, 2017. The 20% original issue discount means that the actual funds advanced by Messrs. Moscato and Salva were 80% of the debt recognized and converted into Series I Preferred Stock. Following the Board’s decision, we issued the following shares:

a.	391 shares of Series I Preferred Stock to Mr. Moscato to retire indebtedness of $390,983.52; and
b.	399 shares of Series I Preferred Stock to Mr. Salvo to retire indebtedness of $399,363.22.

The $1,000 per share conversion ratio was based on the $1,000 per share cash price under the Securities Purchase Agreement.

Certain provisions of the Securities Purchase Agreement for the benefit of the purchasers will not apply to Messrs. Salvo and Moscato, including restrictions on the Company’s sale of equity securities and restrictions on the Company’s conduct of business. The Series I Preferred Stock issued to Mr. Salvo and Mr. Moscato will have the special one-time voting right exercisable at the next meeting of the Company’s stockholders..

Item 5.02 Departure of a Director

On April 12, 2017, Dr. Yutaka Niihara, Chairman and CEO of Emmaus, resigned from the Company’s Board of Directors. Both Emmaus and the Company considered it to be in their mutual best interest for Dr. Niihara to remove himself from the Company’s Board until the transactions between the Company and Emmaus under the Letter of Intent are complete in order to avoid an active conflict of interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: April 26, 2017	/s/ Mark A. Fletcher
Mark A. Fletcher
Executive Vice-President and General Counsel

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